Exhibit (d)(2)

Execution Version

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Agreement”) is made on this 11th day of February, 2022 (the “Effective Date”) by and between:

SANOFI, a French corporation, with a principal office at 54, rue La Boétie, 75008 Paris, France (“Sanofi”),

and,

PROVENTION BIO, INC. a Delaware corporation, with a principal office at 55 Broad Street, 2nd Floor Red Bank, NJ 07701 (“Provention”).

WHEREAS Sanofi and Provention have entered into non-confidential discussions regarding a potential business transaction involving the parties (the “Potential Transaction”);

WHEREAS, in the course of such discussions, Sanofi and Provention have determined a need to exchange confidential and proprietary information, provided such information is protected as set out in this Agreement, as defined below;

NOW THEREFORE, the parties agree as follows:

1.	Definitions.

For the purposes of this Agreement:

(a) “Affiliate” means, with respect to a party to this Agreement, any natural or legal person which, directly or indirectly, exercises Control over, is under the Control of, or is under common Control with, such party.

(b) “Confidential Information” means any non-public information relating to the Subject Matter or the Potential Transaction, which is owned or controlled by one party or any of its Affiliates (together, the “Disclosing Party”) and provided to or accessed by the other party or any of its Affiliates (together, the “Receiving Party”), whether on electronic or hard copy media or orally, including any and all data, analyses, compilations, studies, reports, plans, projections, strategies, or other documents prepared by the Disclosing Party or its Representatives and provided or made accessible by the Disclosing Party to the Receiving Party in connection with the Potential Transaction; provided, however, that information will not be deemed Confidential Information to the extent such information:

(i) is already known by the Receiving Party at the time such information was received or accessed hereunder, and the Receiving Party has contemporaneous evidence to demonstrate such prior knowledge; or

(ii) is or becomes publicly known without breach of this Agreement by the Receiving Party; or

(iii) is or becomes available to the Receiving Party from an independent third party not bound by an obligation of secrecy to the Disclosing Party with respect to such information; or

(iv) is independently developed by or on behalf of the Receiving Party, without reliance on or use of the Disclosing Party’s Confidential Information, and the Receiving Party has contemporaneous evidence to demonstrate such independent development.

Notwithstanding the foregoing, the existence and terms of this Agreement and the fact that discussions are taking place between the parties concerning the Potential Transaction, as well as the content thereof to the extent not covered above, will be deemed the Confidential Information of both parties (and both parties will be deemed the Receiving Party and the Disclosing Party with respect thereto).

(c) “Control” means the power to appoint the management or to direct the business and affairs of an entity, either through ownership of fifty percent (50%) or more of the capital stock or the voting rights of such entity or otherwise.

(d) “Representative” shall mean employees, directors, officers, third party advisors (including, without limitation, consultants subject to confidentiality obligations consistent with those contained herein) or attorneys (including external counsel) of any of the parties.

(e) “Subject Matter” means Provention’s anti-CD3 mAb program “Teplizumab”.

2.	Restrictions.

(a) Following the execution of this Agreement, each Disclosing Party may disclose to each Receiving Party such Confidential Information as such Disclosing Party deems necessary and desirable.

(b) Except as otherwise permitted pursuant to this Agreement, all Confidential Information of a Disclosing Party must be maintained in confidence by the Receiving Party, must not be disclosed to any third party, and must be protected with the same degree of care the Receiving Party normally uses in the protection of its own confidential and proprietary information, but in no case with any less degree than reasonable care.

(c) Confidential Information of a Disclosing Party may be disclosed by a Receiving Party only to Representatives of the Receiving Party having a reasonable need to receive such Confidential Information to participate in, or who otherwise need to know the Confidential Information for the purpose of, evaluation or consummation of the Potential Transaction, provided that each such recipient is bound by confidentiality and non-use obligations similar to those undertaken by the Receiving Party under this Agreement.

(d) The Receiving Party must not use any Confidential Information of the Disclosing Party for any purpose other than evaluating or consummating the Potential Transaction.

(e) The Receiving Party must not copy, reproduce, or reduce to writing any part of the Confidential Information of the Disclosing Party, except as is reasonably necessary for such purpose.

3.	Legally Required Disclosures.

The confidentiality and non-use obligations stated in this Agreement will not apply with respect to Confidential Information of a Disclosing Party which the Receiving Party is required to disclose by law, rule, regulation, court order, or regulatory process applicable to the consummation of the Potential Transaction. If legally permissible and to the extent reasonably practicable, the Receiving Party shall immediately notify (or, if the nature of such disclosure precludes immediate notification, notify as soon as possible under the circumstances) the Disclosing Party in writing of such requirement or court order and shall reasonably cooperate with the Disclosing Party, at the Disclosing Party’s sole expense, to limit the extent of any such disclosure. Notwithstanding the foregoing, if such relief from disclosure has not been obtained and the Receiving Party is, in the view of its counsel (which may include internal counsel), nonetheless required to disclose Confidential Information of the Disclosing Party, the Receiving Party shall be permitted to disclose that portion of such Confidential Information that counsel advises must be disclosed.

4.	Other Matters.

(a) Nothing in this Agreement will oblige either party to disclose any particular Confidential Information to the other party.

(b) Neither this Agreement, nor either party’s performance under this Agreement, will transfer to a Receiving Party, or give the Receiving Party, any proprietary right, title, license, copyright, or similar right, express or implied, interest or claim in or to any Confidential Information of the Disclosing Party.

(c) Each party represents and warrants to the other party that it has the legal power and authority to enter into and perform under this Agreement.

(d) Neither party is obliged to discuss or negotiate, or enter into, any other agreement as a result of the parties’ execution of this Agreement and, until such time as a definitive agreement may be entered into between the parties with respect to the Potential Transaction, any such discussion or negotiation may be terminated at any time at the sole and absolute discretion of either one of the parties, and such termination will not result in any liability to any party.

(e) Each party acknowledges and agrees that each party and its Affiliates (a) conduct research, development, manufacturing, and marketing programs and businesses that may be competitive with the other party’s business (the “Competitive Programs”), (b) manufacture, market, sell and distribute, and may develop, products and compounds that may be competitive with products and compounds related to the other party’s business (the “Competitive Products”), and (c) now possess, or may receive or independently develop information and other materials that are similar to the Confidential Information disclosed by or on behalf of the Disclosing Party to the Receiving Party (the “Similar Information”). Nothing in this Agreement shall be construed to preclude each party and its Affiliates from (w) conducting the Competitive Programs, (x) manufacturing, marketing, selling, distributing or developing the Competitive Products, (y) using or in any way exploiting the Similar Information, or (z) assigning any Representative who has been privy to the other party’s Confidential Information to perform work on the Competitive Programs or in connection with the Competitive Products; provided that, each of (w), (x), (y) and (z) does not rely on or use the other party’s Confidential Information.

(f) Each party acknowledges that its breach of this Agreement may cause damage to the other party for which there may be no adequate remedy at law and hereby agrees that, in the event of such a breach or threatened breach, such other party is entitled to seek, in addition to any other remedies it may have at law or in equity, a restraining order, injunction or other similar remedy in order to specifically enforce this Agreement, as and to the extent permitted pursuant to applicable laws.

5.	Term; Termination.

(a) This Agreement will commence upon the Effective Date and expire one (1) year thereafter unless earlier terminated by either party upon thirty (30) days’ written notice to the other party.

(b) Upon expiration or termination of this Agreement, the Receiving Party (i) must cease to use the Confidential Information received from the Disclosing Party, and (ii) within sixty (60) days after the date of a written notice by the Disclosing Party, must use commercially reasonable efforts to destroy all copies thereof then in its possession or control. Notwithstanding the foregoing, the Receiving Party (x) may retain access to the Confidential Information, for the purpose of establishing the scope and contents of the documents received under this Agreement and for the purpose of providing legal advice with regard to compliance with this Agreement, and (y) will not be required to destroy any computer files stored securely by the Receiving Party that are created during automatic system back-up or that are kept for regulatory purposes or that are otherwise impracticable to destroy.

(c) Notwithstanding the foregoing, the confidentiality and restricted use obligations contained herein will survive for a period of seven (7) years after the Effective Date.

6.	General.

This Agreement will be legally binding upon the undersigned, their successors and assigns. Neither party can assign or transfer or amend any part of this Agreement except by written consent of the other party. Any amendment or assignment of this Agreement shall be executed by both parties. Any purported assignment, transfer, or amendment in violation of the foregoing shall be null and void ab initio. In the event any provision of this Agreement is invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions will not in any way be affected or impaired.

This Agreement may be executed in any number of counterparts, each of which, when fully executed, shall be deemed to be an original, and all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered in portable document format (PDF) using electronic signatures and such signatures shall be deemed to bin each party as if they were ink signature and shall suffice as proof of this Agreement. Each duplicate and counterpart shall be equally admissible in evidence, and each shall fully bind each party who has executed it.

The parties to this Agreement agree that a copy of the original signature, whether ink or electronic, may be used for any and all purposes for which the original signature may have been used. The parties agree they will have no rights to challenge the use or authenticity of this Agreement based solely on the absence of an original signature.

7.	Governing Law.

This Agreement will be governed by, construed and enforced in accordance with the laws of New York, USA, excluding its conflict of law rules.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorised representatives.

PROVENTION BIO, INC.		SANOFI

By:	/s/ Alex Rabiee	By:	/s/ Matthieu Merlin
Name:	Alex Rabiee	Name:	Matthieu Merlin
Title:	Vice President	Title:	China BD&L Head

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